Exhibit 99.1

Corporate Office
7700 France Avenue South
Suite 275
Edina, MN 55435-5228
Phone: 952-893-3200
Fax: 952-893-0704
www.uhs.com

Contact:	Rex Clevenger
Executive Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 893-3254

Universal Hospital Services to Acquire Emergent Group/PRI Medical

Combined companies would take leadership role in reducing costs, improving outcomes for hospitals and surgery centers

EDINA, Minn., — (BUSINESS WIRE) — February 7, 2011 — Universal Hospital Services, Inc. (“UHS”), a leading provider of medical equipment management and service solutions, today announced the signing of a definitive agreement whereby UHS will acquire Emergent Group Inc. (“Emergent Group”) (NYSE Amex Equities: LZR) and its wholly owned subsidiary, PRI Medical Technologies, Inc. (“PRI Medical”), a leading provider of mobile medical lasers and surgical equipment, for $8.46 per Emergent Group share in an all-cash transaction. Total enterprise value of the transaction including debt assumption is approximately $70 million. The transaction has been unanimously approved by the Boards of Directors of both companies.

PRI Medical currently operates in 16 states and provides surgical equipment and laser technology to hospitals, outpatient surgery centers and physicians’ offices. The equipment is supplied with specialized technicians who support its proper operation and maintenance.

“PRI Medical will allow us to expand our offerings into state-of-the-art surgical equipment and services for our hospital and surgery center customers,” said Gary Blackford, Chairman and CEO of UHS. “It will enhance and expand our ability to meet our commitment to our customers to bring comprehensive solutions that reduce costs, increase efficiencies and drive better health care outcomes.”

“UHS will make a great partner for PRI Medical. Their presence in hospitals across the U.S. gives us a great opportunity to rapidly increase our service opportunities in existing and new geographical markets,” said Bruce J. Haber, Chairman and CEO of PRI Medical.  “By expanding our services nationwide, we’ll be better positioned to create more solutions for our customers and opportunities for our employees.”

The transaction is structured as a cash tender offer to be followed as soon as possible by a merger. The tender offer is expected to commence in early March, 2011, following a 21-day “go-shop” period, and is subject to customary terms and conditions and the tender of at least 65% of Emergent Group’s shares on a fully diluted basis. The transaction is not subject to a financing condition and will be funded by drawings under UHS’ existing $195 million credit facility. UHS expects its debt to adjusted EBITDA leverage ratio to remain in the mid 4’s upon completion of the transaction. UHS expects closing to occur within 45 to 90 days.

IMPORTANT INFORMATION AND WHERE TO FIND IT

This press release is not an offer to purchase or a solicitation of an offer to sell any securities of Emergent Group.  The planned tender offer by UHS for all of the outstanding shares of the common stock of Emergent Group has not yet been commenced. Upon commencement of the tender offer, UHS will mail to Emergent Group stockholders an offer to purchase and related materials and Emergent Group will mail to Emergent Group stockholders a solicitation/recommendation statement with respect to the tender offer. UHS will file its offer to purchase with the Securities and Exchange Commission (the “SEC”) on Schedule TO and Emergent Group will file its solicitation/recommendation statement with the SEC on Schedule 14D-9. Emergent Group stockholders are urged to read these materials carefully when they become available since they will contain important information, including the terms and conditions of the offer. Emergent Group stockholders may obtain a free copy of these materials (when available) and other documents filed by UHS or Emergent Group with the SEC at the website maintained by the SEC at www.sec.gov. The offer to purchase and related materials, the solicitation/recommendation statement, the Schedule TO, and the Schedule 14D-9 may also be obtained (when available) for free by contacting the information agent for the tender offer (when one is selected).

Forward-Looking Statements

This press release contains forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market, regulatory and other factors, including the risk that the transaction may not be consummated; the risk that regulatory approval that may be required for the transaction is not obtained or is obtained subject to conditions that are not anticipated; the risk that Emergent Group and PRI Medical may not be integrated successfully into UHS; and the risk that the revenue opportunities, cost savings and other anticipated synergies from the transaction may not be fully realized or may take longer to realize than expected. More detailed information about these factors is contained in UHS’ filings with the Securities and Exchange Commission. UHS undertakes no duty to update forward-looking statements.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading provider of medical equipment management and service solutions to the US health care industry. UHS manages more than 565,000 pieces of medical equipment for over 8,600 clients in all 50 states. For more than 70 years, UHS has delivered management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes.  For more information, please visit www.uhs.com.